For Immediate Release: May 15, 2007

Universal Energy Corp. to Participate in Another High Impact Prospect in Southeastern Louisiana

Orlando, Florida-PR Newswire-FirstCall

Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News) announced, today, the second corporate growth move in as many weeks. The Company has entered into a participation agreement for another high impact prospect in the Plaquemines Parish region of Southeastern Louisiana.

"This agreement propels our corporate oil and gas exploration to new heights," commented Billy Raley, CEO of Universal Energy Corp. "With several of our highly regarded prospects drilling in the next two months, Universal will have the opportunity to realize significant cash flow from our land portfolio.

The Amberjack prospect is the third project Universal will participate in with Yuma Exploration and Production Company, Inc. The prospect is located in the highly prolific Middle Miocene Trend, which stretches across much of Southeast Louisiana. Additionally, Amberjack is advantageously situated in a trough-peak amplitude anomaly, which ties numerous analogous productive amplitudes in the immediate area.

Drilling will commence on this project in the next 8 to 10 weeks to a depth of 10,000 to 11,000 feet. A 3-D Seismic Survey of the site has been reviewed and the State leases are in place.

Amberjack continues to broaden and diversify our land portfolio. The addition of the Amberjack Prospect continues the positive momentum of Universal's strategic business plan. We are right on target," Raley concluded.

About Universal Energy Corp. -- Universal Energy Corp. is a energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.